Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to Form S-1 Registration Statement of Paramount Gold Nevada Corp. of our report dated March 17, 2015 relating to the consolidated financial statements of Paramount Gold Nevada Corp., appearing in this Amendment to Form S-1 Registration Statement of Paramount Gold Nevada Corp. for the years ended June 30, 2014 and 2013, and for each year in the two-year period ended June 30, 2014 and to the reference to us under the heading “Experts” in the prospectus.

Yours truly,

MNP LLP

Vancouver, Canada March 20, 2015